Exhibit 99.1

Tidewater to Purchase a Multi-Purpose ROV and Construction Vessel

NEW ORLEANS, September 1, 2009 –Tidewater Inc. (NYSE: TDW) announced today that it has reached an agreement with Aquanos AS for the purchase of the multi-purpose ROV and light construction vessel Aquanos Enabler, currently under construction at STX Europe shipyard in Brevik, Norway. The 311-foot, diesel electric vessel, which is expected to be delivered in January 2010, is equipped with a 100 ton active heave compensating crane, accommodations for 69 persons, firefighting equipment (Fifi I), DP2, a moonpool and a helideck. The vessel also has the cargo capabilities to operate as a large platform supply vessel.

Dean Taylor, Tidewater’s Chairman, President and CEO, stated, “We are excited by the opportunity to acquire this vessel with its broad range of capabilities, including the ability to support the full lifecycle of subsea activities. The acquisition of the Enabler accelerates our on-going fleet renewal program at an attractive cost relative to new construction pricing. Additionally, this vessel allows us to continue to offer a variety of enhanced capabilities and safe services, at a competitive price, for our clients’ ever growing requirements around the world.”

Tidewater Inc. owns 398 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

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